Exhibit 5.1
September 5, 2014
DCP Midstream Partners, LP
370 17th Street, Suite 2500
Denver, Colorado 80202
Ladies and Gentlemen:

We have acted as counsel to DCP Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with: (i) the Registration Statement on Form S-3 (No. 333-196939), as amended (the “Registration Statement”), filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the base prospectus dated July 11, 2014 included therein (the “Prospectus”); (ii) the prospectus supplement dated September 5, 2014 (the “Prospectus Supplement”) relating to the offer and sale from time to time, pursuant to Rule 415 under the Securities Act, of up to an aggregate of $500,000,000 of common units representing limited partner interests in the Partnership (the “Common Units”) to be sold through the Managers (as defined below), pursuant to the Equity Distribution Agreement, dated September 5, 2014 (the “Equity Distribution Agreement”), among the Partnership, DCP Midstream GP, LP, a Delaware limited partnership (the “General Partner”), DCP Midstream GP, LLC, a Delaware limited liability company (“GP LLC” and, collectively with the Partnership and the General Partner, the “DCP Parties”), and each of Citigroup Global Markets Inc., Barclays Capital Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc., Morgan Stanley & Co. LLC, and Wells Fargo Securities, LLC (each, a “Manager” and collectively, the “Managers”); and (iii) the current report on Form 8-K to be filed with the commission on September 5, 2014 (the “Commencement Form 8-K”), pertaining to the Common Units and which will include this opinion letter as an exhibit and result in it being filed by the Partnership with the Commission as Exhibit 5.1 to the Registration Statement through incorporation by reference. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), records and documents of the DCP Parties, certificates of officers of GP LLC and public officials, and other instruments and documents as we deemed relevant or necessary for the purposes of the opinions set forth below, including, but not limited to, the Registration Statement, the Prospectus, the Prospectus Supplement, the Equity Distribution Agreement, the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 1, 2006, as amended by Amendment No. 1 thereto dated as of April 11, 2008, and Amendment No. 2 thereto dated as of April 1, 2009 (as so amended, the “Partnership Agreement”), and the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware on August 5, 2005.

Holland & Hart LLP Attorneys at Law
Phone (303) 295-8000 Fax (303) 295-8261 www.hollandhart.com
555 17th Street Suite 3200 Denver, CO 80202-3979 Mailing Address Post Office Box 8749 Denver, CO 80201-8749
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DCP Midstream Partners, LP
September 5, 2014

In making our examination, we have assumed: (i) that all signatures on documents examined by us are genuine; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the original documents of all documents submitted to us as certified, conformed, or electronic or photostatic copies; (iv) that each person signing in a representative capacity (other than on behalf of the DCP Parties) any document reviewed by us had authority to sign in such capacity; (v) that the Registration Statement and the organizational documents of the Partnership, each as amended to the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of the opinions rendered herein; (vi) that each individual signing any document had the legal capacity to do so; (vii) that the obligations of the parties to the Equity Distribution Agreement (other than the DCP Parties) are valid, binding and enforceable; (viii) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed; and (ix) the accuracy, completeness, and authenticity of certificates of public officials. We have also assumed the accuracy of all other information provided to us by the Partnership during the course of our investigations, on which we have relied in issuing the opinions expressed below. We have relied upon a certificate and other assurances of officers of GP LLC and others as to factual matters without having independently verified such factual matters. In connection with the opinions hereinafter expressed, we have assumed that the Common Units will be offered, issued, and sold in the manner stated in the Prospectus, the Prospectus Supplement, and the Equity Distribution Agreement.

Based on the foregoing and on such legal considerations as we deem relevant, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that, when issued and delivered on behalf of the Partnership against payment therefor by the Managers in accordance with the Equity Distribution Agreement, the issue and sale of the Common Units will have been duly authorized by all necessary partnership action of the Partnership, and the Common Units will be validly issued and, under the Delaware Act, purchasers of the Common Units will have (i) no obligation to make further payments for their purchase of the Common Units or contributions to the Partnership solely by reason of their ownership of the Common Units or their status as limited partners of the Partnership, and (ii) no personal liability for the debts, obligations or liabilities of the Partnership solely by reason of being limited partners of the Partnership.

The opinions expressed herein are qualified in the following respects:

(A) We have not considered, and we express no opinion as to, the laws of any jurisdiction other than the Delaware Act (which with respect to such act includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), as in effect on the date hereof; and

(B) We express no opinions concerning the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement, to the filing of this opinion letter as an exhibit to the Commencement Form 8-K on the date hereof, and to the incorporation by reference of this opinion letter into the Registration Statement. In giving

DCP Midstream Partners, LP
September 5, 2014

this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Holland & Hart LLP